Exhibit 99.1

FOSTER WHEELER NAMES MICHELLE DAVIES AS ACTING GENERAL COUNSEL;
ERIC SHERBET NAMED CORPORATE SECRETARY

ZUG, SWITZERLAND, December 17, 2009 -- Foster Wheeler AG (Nasdaq: FWLT) announced today that Michelle Davies, 49, has been named Acting General Counsel of Foster Wheeler AG, effective January 1, 2010.  Davies most recently served as General Counsel of the company’s largest subsidiary, Foster Wheeler Energy Limited (FWEL), based in Reading, England.

The company also announced that Eric Sherbet, 45, who is currently Vice President and Deputy General Counsel-Corporate of Foster Wheeler, will assume the additional role of Corporate Secretary, also effective January 1, 2010.

These actions result from the resignation of Peter J. Ganz, Executive Vice President, General Counsel and Corporate Secretary, who has elected not to relocate to the company’s new operating headquarters in Geneva, Switzerland, a relocation that is described in a separate news release issued today.

Raymond J. Milchovich, Chairman and Chief Executive Officer of Foster Wheeler AG, said, “We are fortunate to have depth in our worldwide legal organization, and we expect Michelle and Eric to step into their new roles and complete the transition rapidly and effectively.”

Davies, who has more than 25 years of experience in complex corporate legal matters in the United Kingdom, joined FWEL in 2008 from English Welsh & Scottish Railway Limited, where she had been Group Legal Director and Company Secretary and Member of the Executive Committee.  Prior to that, she had been Head of Legal and Regulatory Affairs and Company Secretary for NIREX Limited, a company owned by the nuclear industry that was set up to dispose of intermediate and low level radioactive waste.  She holds an LLB with Honors from the University of Reading.

Sherbet joined the company in 2007 from Avaya Inc., a provider of communication solutions and software and services, where he was Vice President, Corporate and Securities Law and Corporate Secretary.  Prior to that, he had been a corporate associate in the New York offices of Willkie Farr & Gallagher LLP and Paul, Hastings, Janofsky & Walker LLP.   Sherbet holds a Bachelor of Science in Commerce degree with a concentration in Accounting from the University of Virginia and a Juris Doctor degree from New York University School of Law.  He is Vice President of the New York Chapter of the Society of Corporate Secretaries and Governance Professionals and a member of the Society’s Board of Directors.

In commenting on the departure of Ganz, Milchovich said, “Since joining Foster Wheeler in 2005, Peter has been an outstanding General Counsel and a key member of our senior management team.  On behalf of our board, management and employees, I’d like to thank Peter for his many contributions and his excellent advice and counsel.  We respect Peter’s decision not to make the relocation to Switzerland, and we wish him well in his future endeavors.”

Foster Wheeler AG is a global engineering and construction contractor and power equipment supplier delivering technically advanced, reliable facilities and equipment. The company employs over 14,000 talented professionals with specialized expertise dedicated to serving its clients through one of its two primary business groups. The company’s Global Engineering and Construction Group designs and constructs leading-edge processing facilities for the upstream oil and gas, LNG and gas-to-liquids, refining, chemicals and petrochemicals, power, environmental, pharmaceuticals, biotechnology and healthcare industries.  The company’s Global Power Group is a world leader in combustion and steam generation technology that designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial facilities and also provides a wide range of aftermarket services.  The company is based in Zug, Switzerland, and its operational headquarters are in Clinton, New Jersey, USA.   For more information about Foster Wheeler, please visit our Web site at www.fwc.com.
#     #     #
09-400

Safe Harbor Statement
Foster Wheeler AG news releases may contain forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates.  These include statements regarding the Company’s expectations about revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty.  The Company cautions that a variety of factors, including but not limited to the factors described in the Company’s most recent Annual Report on Form 10-K, which was filed with the U.S. Securities and Exchange Commission and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: benefits, effects or results of the Company’s redomestication, further deterioration in the economic conditions in the United States and other major international economies, changes in investment by the oil and gas, oil refining, chemical/petrochemical and power industries, changes in the financial condition of its customers, changes in regulatory environments, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, compliance with laws and regulations relating to its global operations, currency fluctuations, war and/or terrorist attacks on facilities either owned by the Company or where equipment or services are or may be provided by the Company, interruptions to shipping lanes or other methods of transit, outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure, protection and validity of its patents and other intellectual property rights, increasing competition by non-U.S. and U.S. companies, compliance with its debt covenants, recoverability of claims against its customers and others by the Company and claims by third parties against the Company, and changes in estimates used in its critical accounting policies.  Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.  Most of these factors are difficult to predict accurately and are generally beyond the Company’s control.  You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

#     #     #

Contacts:
Media	Maureen Bingert	908 730 4444	maureen_bingert@fwc.com
Investor Relations	Scott Lamb	908 730 4155	scott_lamb@fwc.com
Other Inquiries		908 730 4000	fw@fwc.com